Exhibit 10-bb
AMENDED AND RESTATED
SPONSORSHIP AGREEMENT
     THIS AMENDED AND RESTATED SPONSORSHIP AGREEMENT (the “Agreement”) made as of this 19th day of December, 2008, by and between ADVANTENNIS CORP., a Delaware corporation (“ADVANTENNIS”) and WORLD TEAMTENNIS FRANCHISE, INC., an Illinois corporation (“WTTF”), serves to amend and restate the Sponsorship Agreement dated March 14, 2005 (the “Effective Date”), as amended by the Letter Agreement dated April 20, 2005, entered into by the parties:
WITNESSETH:
     WHEREAS, WTTF operates the World TeamTennis Professional League (the “Professional League”) and, through its affiliate, Recreational TEAMTENNIS, Inc., operates the World TeamTennis Recreational League (the “Recreational League”) and, with the Elton John Aids Foundation, conducts an annual charity event known as “All-Star Smash Hits”; and
     WHEREAS, ADVANTENNIS, a wholly owned subsidiary of Advanta Corp. (“Advanta”), desires to enter into an agreement with WTTF with respect to sponsorship of the Professional League, Recreational League and All-Star Smash Hits and to obtain other benefits on the terms and conditions set forth in this Agreement; and
     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, and for good and valuable consideration, the receipt of which is hereby acknowledged, agree as follows:
     1. Term and Termination.
     (a) The term of this Agreement will commence upon the Effective Date and, unless earlier terminated in accordance with this Agreement, will conclude December 31, 2014 (the “Term”). The period beginning on December 31, 2005 (or such earlier date (which date shall not be earlier than thirty (30) days after the 2005 Professional League championship match) as may be mutually agreed upon by ADVANTENNIS and WTTF) through December 31, 2008 will be the “Initial Title Sponsor Term.” The period beginning January 1, 2009 through December 31, 2011 shall be the “Extended Title Sponsor Term,” and together with the Initial Title Sponsor Term shall be known as the Title Sponsor Term.
     (b) ADVANTENNIS shall have the right to terminate this Agreement if, during the Term, the stature of the Professional League has diminished such that there are less than six (6) teams in the Professional League. ADVANTENNIS shall give sixty (60) days prior written notice of such election to terminate. Either party may terminate this Agreement upon thirty (30) days written notice in the event that the other party (i) breaches its obligations under this Agreement and such breach is not cured (if reasonably capable of being cured) within thirty (30) days of receipt of written notice of the breach; (ii) files a petition for bankruptcy or reorganization, or such petition is filed against it; or (iii) becomes insolvent or makes an assignment for the benefit of creditors.

     2. Grant of Title Sponsorship Rights.
     (a) Subject to the other terms and conditions of this Agreement, WTTF acknowledges and agrees that, from the Effective Date through the commencement date of the Title Sponsor Term, ADVANTENNIS will be the exclusive Presenting Sponsor of the Professional League, the Recreational League and, if held, each All-Star Smash Hits event. As such, ADVANTENNIS shall be entitled to have its Presenting Sponsor Logo in the form attached hereto as Exhibit A-2 on promotional materials larger in size than the logos of other sponsors. Subject to the other terms and conditions of this Agreement, WTTF acknowledges and agrees that, during the Title Sponsor Term, ADVANTENNIS will be the exclusive Title Sponsor of the Professional League, the Recreational League and, if held, each All-Star Smash Hits event. During the Initial Sponsor Term, ADVANTENNIS shall be entitled to the benefits specified in Exhibit A-1 regarding use of its name and a title sponsor logo in the form mutually agreed upon by ADVANTENNIS and WTTF (the “Title Sponsor Logo”).
     (b) Subject to the other terms and conditions of this Agreement, from and after the Effective Date through the end of the Initial Title Sponsor Term, WTTF agrees to provide to ADVANTENNIS the other rights and benefits set forth on Exhibit A-1 attached hereto and incorporated by this reference, and Advanta and WTTF shall promote the Advanta credit card as the official business credit card of the WTTF. ADVANTENNIS may use such sponsorship rights in connection with the advertising and promotion of Advanta and/or its affiliates’ issuance of business credit cards, among other things, subject always to the other terms and conditions of this Agreement. All rights not specifically granted to ADVANTENNIS will be and remain the property of WTTF to be used in any manner that WTTF deems appropriate.
     (c) WTTF agrees that, from the Effective Date through the end of the Title Sponsor Term of this Agreement (including any extension of such Title Sponsor Term), it will not grant any sponsorship rights at any level for the Professional League, the Recreational League, an individual team and, if held, each All-Star Smash Hits event to any bank, financial services company or issuer of credit cards which allow such bank, financial services company or issuer of credit cards to use such sponsorship rights to promote credit cards. If Advanta decides to offer financial products or services in addition to credit cards, Advanta will notify WTTF and the WTTF agrees that it will not grant any future sponsorship rights to a bank or financial services company offering that financial product or service without the prior written approval of Advanta. Notwithstanding the preceding sentence, WTTF may grant sponsorship rights for individual teams to regional banks. The limitations in this subsection (c) shall not apply to the arrangements specified on Exhibit C attached hereto and incorporated by this reference and such existing arrangements are exempt from any limitations imposed by this Section.
     (d) For the period after the expiration of the Initial Title Sponsor Term (January 1, 2009 through December 31, 2014), Advanta shall have (i) the sponsorship rights listed on Exhibit B-1 attached hereto (the “Additional Benefits”) and (ii) the right to the promotion of the Advanta credit card as the official business credit card of the Professional League, the Recreational League and, if held, each All-Star Smash Hits event; provided however, if, after using reasonable business efforts to seek sponsors other than financial service company or bank sponsors and maintain Advanta’s ability to promote the Advanta credit card as the official business credit card, WTTF determines in its sole discretion that such promotion conflicts with any other financial services company or bank sponsorship arrangements, WTTF may terminate such right to promotion of the Advanta business credit card as the official business credit card of the WTTF and substitute additional ticket and hospitality benefits of equal value in lieu thereof, as set forth in Exhibit B-2 attached hereto or as otherwise mutually agreed to by the parties.
     (e) During the Extended Title Sponsor Term, WTTF agrees to provide to ADVANTENNIS the other rights and benefits set forth in Exhibit D-1 and D-2 which are attached hereto and incorporated herein by reference, in addition to the benefits listed in Exhibit B-1. For the avoidance of doubt, rights and benefits set forth in Exhibit B-1 are to be provided annually during the Extended Title Sponsor Term and are in addition to the rights and benefits set forth in Exhibits D-1 and D-2 of this Agreement. During the Extended Title Sponsor Term, ADVANTENNIS shall be entitled to a new Title Sponsor Logo in a form mutually agreed upon by ADVANTENNIS and WTTF. The parties anticipate development and agreement on such new Title Sponsor Logo prior to the end of 2008.
     (f) ADVANTENNIS will use reasonable efforts to return to WTTF any unused tickets for events in the event such tickets will not be used by ADVANTENNIS in sufficient time for WTTF to distribute or sell such tickets for use by others.
     3. Agreements of ADVANTENNIS. In consideration of the grant of such promotional rights and the receipt of such benefits:
     (a) ADVANTENNIS agrees to remit to WTTF fees (the “Fees”) in the aggregate amount of $14,750,000 over seven (7) years as follows: 2005, $1,000,000; 2006, $1,000,000; 2007, $3,000,000; 2008, $3,000,000; 2009, $2,250,000; 2010, $2,250,000 and 2011, $2,250,000. WTTF acknowledges receipt of all Fees paid for the years 2005 through 2008 in the total amount of $8,000,000, and further acknowledges that the expenditures made from those Fees were mutually agreed to by the parties. WTTF acknowledges that, with respect to the Fees payable in 2009 through 2011, ADVANTENNIS requires that (i) $1,000,000 of the Fees shall be used to market and upgrade the Professional League, (ii) $225,000 of the Fees shall be allocated to the Recreational League and Junior Program, and (iii) the remaining $1,025,000 of the Fees shall be used for the development and organization of special events, including without limitation All-Star Smash Hits events, for the Professional League championship match (WTT Finals) and to procure appearances by Billie Jean King and/or other celebrities to promote such events and programs. Advanta shall have the right to review the promotional plans set forth above and provide input to the WTTF in connection with such plans to the extent they involve promotional content of Advanta or coordination of the timing of events that may impact the schedule of ADVANTENNIS participants.
     (b) The parties acknowledge that (i) $800,000 of the Fees is attributable to the rights and benefits ADVANTENNIS received as the Presenting Sponsor during the time period from the Effective Date through December 31, 2005; (ii) $2,400,000 of the Fees is attributable to the Additional Benefits (as set forth in Exhibit B-1) that ADVANTENNIS is entitled to during the period from January 1, 2009 through December 31, 2014, (iii) $1,200,000 of the Fees is attributable to the right, during the entire Term, to promote the Advanta credit card as the official business card of the Professional League, (iv) $3,600,000 of the Fees is attributable to the rights and benefits ADVANTENNIS received during the Initial Title Sponsor Term (as set forth in Exhibit A-1); and (v)

$6,750,000 of the Fees is attributable to the rights and benefits ADVANTENNIS receives during the Extended Title Sponsor Term (as set forth in Exhibits D-1 and D-2). WTT acknowledges that it has received payment from ADVANTENNIS for the amounts listed in this Section 3 (b) (i), (ii), (iii) and (iv).
     Fees for the Extended Sponsor Term will be payable in two equal installments due January 1 and July 1 of each year during such term.
     (c) ADVANTENNIS, in its discretion, may pay for and provide racquets for giveaway to individual teams during the Title Sponsor Term, or pay for another mutually agreed upon program in an amount determined by ADVANTENNIS.
     (d) WTTF will provide ADVANTENNIS with a list of names from its database and ADVANTENNIS will do a merge/purge of the WTTF list against ADVANTENNIS’ list of tennis related contacts and provide one list back to WTTF. At ADVANTENNIS’ discretion, ADVANTENNIS may include WTTF promotional materials provided by WTTF in mailings to customers of ADVANTENNIS and/or its affiliates. ADVANTENNIS will have the final approval of the content provided by WTTF for any such mailings.
     (e) Payment is to be made by wire transfer per instructions provided by WTTF or by corporate check or cashier’s check drawn to the order of “WORLD TEAMTENNIS FRANCHISE, INC.” and sent to WTTF at 1776 Broadway, Suite 600, New York, NY 10019 or by wire transfer as follows:
Fifth Third Bank, Cincinnati, OH
ABA # 042000314
Account Name: World TeamTennis Franchise, Inc.
Account number: 7512091054
     (f) ADVANTENNIS shall not be required to make any contribution or other payment to WTTF other than the fee provided for in this Section 3 unless otherwise specifically provided herein.
     4. Organizational Services. WTTF will provide the services customarily performed by a professional producer and organizer of tennis events and other services as are reasonably requested by ADVANTENNIS and agreed to by WTTF in advance in connection with Professional League and Recreational League events. WTTF will exercise its best efforts to assist ADVANTENNIS and its affiliates to obtain maximum advantage from the sponsorship rights hereunder.
     5. Trademarks/Approval of Advertising. (a) WTTF recognizes and acknowledges that the Advanta name and the designs, emblems, slogans, logos and insignia of Advanta, or other affiliates of Advanta and the good will associated therewith (collectively “Advanta Rights”), have great value and are the sole property of Advanta or other affiliates of Advanta, and WTTF agrees that it has and will claim no right, title or interest in the same or the use thereof except the limited right to use pursuant to the terms and subject to the conditions of this Agreement. WTTF will make no use of any Advanta Rights pursuant to this Agreement without receiving prior approval of such usage from ADVANTENNIS after submission of the proposed usage by WTTF to Advanta reasonably in advance

(but in no event less than 10 days in advance) of the date by which WTTF wants the approval of ADVANTENNIS.
     (b) WTTF grants ADVANTENNIS and Advanta the limited right to use trademarks, trade names, service marks, or logos owned by it in connection with the promotion of the Team and the Events and ADVANTENNIS’ role as Title Sponsor.
     (c) Neither party has an interest in or right to the use of the other party’s names, marks, or logos except for the limited right of usage which each grants the other in this Agreement and each such grant is expressly limited to activities, promotions or advertising reasonably incidental thereto. It is mutually understood that improper use of trademarks by the other party may cause immediate and irreparable harm and will entitle the non-defaulting party to seek injunctive relief without the necessity of posting a bond or other security.
     (d) Any advertising or other material prepared by one party which contains the other party’s name or logo or which otherwise utilizes any trademark, trade name, service mark or logo owned by the other party will be provided to the other in advance of publication for its review. All such materials must receive the written approval of the other party prior to any publication of it, such approval not to be unreasonably withheld or delayed.
     6. Indemnity. (a) ADVANTENNIS agrees to indemnify, defend and hold WTTF, its parent, its subsidiaries and the affiliates of each such entity, harmless from and against any and all expenses, damages, claims, suits, losses, actions, judgments, liabilities and costs whatsoever initiated by a third party (including attorney fees) (hereinafter referred to as “Claims”) arising out of: (a) ADVANTENNIS’ breach, misrepresentation or non-performance under this Agreement or ADVANTENNIS’ or ADVANTENNIS’ agents’ negligence or willful misconduct; (b) ADVANTENNIS’ representations regarding its products or services or the distribution or use of ADVANTENNIS’ products or services; (c) WTTF’s use (in conformance with the terms of this Agreement) of ADVANTENNIS’ trade names, service marks or logos; (d) any advertising or promotional material furnished by or on behalf of ADVANTENNIS; or (e) ADVANTENNIS’ failure to comply with any third party obligations or any applicable local, state, federal or site laws, rules or regulations regarding any and all promotions or activities it conducts in connection with this Agreement.
     (b) WTTF agrees to indemnify, defend and hold ADVANTENNIS, its parent, its subsidiaries and the affiliates of each such entity, harmless from and against any and all Claims initiated by a third party arising out of: (a) WTTF’s breach, misrepresentation or non-performance under this Agreement or WTTF’s or WTTF’s agents’ negligence or willful misconduct; (b) ADVANTENNIS’ use (in conformance with the terms of this Agreement) of WTTF’s trade names, service marks or logos; (c) any advertising or promotional material furnished by or on behalf of WTTF; or (d) WTTF’s failure to comply with any third party obligations or any applicable local, state, federal or site laws, rules or regulations regarding any and all promotions or activities it conducts in connection with this Agreement.

     (c) The provisions of this paragraph will survive the expiration of the Term or the earlier termination of this Agreement.
     7. Force Majeure. In the event inclement weather, or other force majeure outside the reasonable control of WTTF forces WTTF to conduct any activities contemplated in this Agreement at another time during the year or to cancel such activities, such a failure to hold such activities on its originally scheduled date or at all will not be treated as a breach of this Agreement.
     8. Severability. If any court of competent jurisdiction finds any provision of this Agreement to be unenforceable or invalid, then such provision will be ineffective to the extent of the court’s finding without affecting the enforceability or validity of this Agreement’s remaining provisions.
     9. Independent Contractor. WTTF is and will at all times remain an independent contractor. Nothing herein contained will be construed to create an association, partnership, joint venture, relation of principal and agent or employer and employee between ADVANTENNIS and WTTF or its agents within the meaning of any federal, state or local law. Neither party has the right or authority to enter into any contract, commitment or agreement, or incur any debt or liability, in the name of, or on behalf of, the other party.
     10. Third-Party Beneficiaries. WTTF and ADVANTENNIS acknowledge and agree that this Agreement is intended to benefit Advanta and affiliates of Advanta and they are deemed to be third-party beneficiaries of this Agreement. Any and all rights conferred upon ADVANTENNIS or Advanta herein may, at the election of Advanta, be conferred instead upon affiliates or designees of Advanta.
     11. Notices. All notices, requests, demands and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given, made and received only (a) when personally served, or (b) on the date specified for delivery when deposited with an overnight courier service such as Federal Express for delivery to the intended addressee, or (c) when telecopied with answer back receipt and hard copy sent in the manner set forth above, addressed as set forth below:

If to WTTF:	World TEAMTENNIS Franchise, Inc. 1776 Broadway, Suite 600 New York, NY 10019 Attn.: Ilana Kloss Telephone: (212) 586-3444/Facsimile: (212) 586-6277

If to ADVANTENNIS:	ADVANTENNIS CORP. Welsh & McKean Roads P.O. Box 844 Spring House, Pennsylvania 19477 Attn.: Dennis Alter Telephone: 215-444-5388/Facsimile: 215-444-5075

with a copy to:	ADVANTENNIS CORP. Welsh & McKean Roads P.O. Box 844 Spring House, Pennsylvania 19477 Attn.: Jay Dubow Telephone: 215-444-5053/Facsimile: 215-444-5026
     12. Waiver. The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein will not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions.
     13. Assignment. Except as provided in Section 10 or otherwise permitted under this Section 13, neither ADVANTENNIS nor WTTF will have the right to assign this Agreement to any third party without the prior written consent of the other party, which consent may be withheld for any reason whatsoever. ADVANTENNIS shall have the right to assign this Agreement to a parent, subsidiary or affiliate without such prior written consent. WTTF shall have the right to assign this Agreement to a WTTF parent, subsidiary or affiliate with the prior written consent of ADVANTENNIS, which consent shall not be unreasonably withheld.
     14. Approvals. ADVANTENNIS and WTTF each agree that no approvals hereunder will be unreasonably withheld or delayed and that if there is a withholding the requesting party will be advised of the specific grounds therefor.
     15. Governing Law. This Agreement will be governed and construed according to the laws of the State of Delaware.
     16. Insurance. The WTTF shall provide ADVANTENNIS with original certificates of insurance evidencing coverage for (a) comprehensive general liability, including spectator, advertiser, host liquor and contractual liability, with limits of no less than $1,000,000 per occurrence and $2,000,000 per aggregate combined single limit for person injury and property damage; (b) comprehensive automobile liability, including all owned, non-owned and hired vehicles with limits of no less than $1,000,000 combined single limit; (c) statutory workers compensation coverage meeting all state and local requirements; and (d) employer liability with limits of no less than $1,000,000 and (e) $4,000,000 Commercial Umbrella Liability Coverage which would be over and above the coverages in (a), (b) and (d) of this Section. The insurance certificates required by (a), (b) and (e) above shall name ADVANTENNIS and Advanta as additional insureds and shall state that the insurance carrier will provide at least thirty (30) days advance written notice of cancellation or modification of the insurance.
     17. Significance of Headings. Section headings contained herein are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such section heading had been omitted.

     18. Entire Agreement. This writing constitutes the entire agreement between the parties hereto and may not be changed or modified except by a writing signed by the party or parties to be charged thereby.
* * * * *
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ADVANTENNIS CORP.		WORLD TEAMTENNIS FRANCHISE, INC.

By:	/s/ Jay A. Dubow	By:	/s/ Ilana Kloss

	Name: Jay A. Dubow		Name: Ilana Kloss
	Title: SVP and Secretary		Title: CEO
The undersigned acknowledges and agrees to provide the benefits specified in Exhibit D-1 and D-2 attached hereto and incorporated herein by reference as being provided by the USTA.

UNITED STATES TENNIS ASSOCIATION INCORPORATED
By:	/s/ Gordon Smith
	Name:	Gordon Smith
	Title:	Executive Director and COO

     The undersigned acknowledges and agrees to provide the benefits specified in this Agreement as being provided with respect to the Recreational League.

RECREATIONAL TEAMTENNIS, INC.
By:	/s/ Ilana Kloss
	Name:	Ilana Kloss
	Title:	CEO